Exhibit 99.3

CONSENT OF GUGGENHEIM SECURITIES, LLC

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Seacoast Banking Corporation of Florida, a Florida corporation (“Seacoast”), as Appendix C to the Joint Proxy Statement/ Prospectus relating to the proposed merger of The BANKshares, Inc., a Florida corporation, with and into Seacoast as contained in the Registration Statement on Form S-4, dated the date hereof, filed by Seacoast with the Securities and Exchange Commission, and to the references to such opinion and the summarization of such opinion contained therein. This consent relates solely to such Registration Statement and not to any subsequent amendments thereto or any other document.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Guggenheim Securities, LLC

Dated: June 6, 2014